Amendment No. 1 dated as of July 1, 2003 (the "Amendment") to Employment Agreement, dated as of February 3, 2003, by and between Darling International Inc., a Delaware corporation ("Employer" or the "Company") and Randall C. Stuewe ("Employee").

The parties hereto agree as follows:

  The "Term" shall commence on July 1, 2003.

  Notwithstanding the provisions of Section 7 of the Agreement if Employee's resignation shall be a "Forced Resignation" (hereinafter defined), Employee shall be entitled to receive (a) his Base Salary in equal monthly installments for 12 months from the date of a Forced Resignation and (b) the same medical benefits Employee and his family enjoyed during the Term, at the sole expense of the Company, until the earlier of (i) 12 months from the date of a Forced Resignation or (ii) commencement of medical benefits from a successor employer of Employee. "Forced Resignation" shall mean, following a "Change of Control", as defined in Section 11(e) of the Agreement, there shall be (x) a material change in Mr. Stuewe's full authority to manage the business of the Company or (y) a material increase in the indebtedness of the Company related to the Change in Control, in either case, as shall be reasonably determined by Mr. Stuewe, as specified in his letter of resignation to the Company.

  Section 10 of the Agreement shall be amended to provide that Employees "Temporary Living Expenses" shall continue until the earlier of (i) May 31, 2004 or (ii) the date of termination of Employee's employment by the Company.

  Nothing contained in Section 12 of the Agreement shall be construed as limiting the ability of Employee to receive a bonus out of a bonus pool established by the Company based upon the net proceeds to the Company's stockholders from the sale of the entire company.

  Except as amended or modified hereby the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1.

DARLING INTERNATIONAL INC.

By: /s/ John O. Muse John O. Muse Executive Vice President

By: /s/ Randall C. Stuewe Randall C. Stuewe